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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (on Form S-3) and related Prospectus of Communication Intelligence Corporation for the registration of shares of its common stock issuable upon conversion of, or otherwise in respect to, the shares of the Company's Series B Preferred Stock and to the incorporation by reference therein of our report dated February 28, 1995, with respect to the consolidated financial statements and schedule of Communication Intelligence Corporation (for the year ended December 31, 1994) included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Palo Alto, California
January 7, 1998